Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Appoints Daniel J. Thoren as President and Chief Executive Officer

After 37 years of service, James R. Lines announces plans to retire

BATAVIA, NY, August 10, 2021 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the defense, energy and chemical/petrochemical industries, today announced that its Board of Directors has appointed Daniel J. Thoren as its President and Chief Executive Officer, effective September 1, 2021. Mr. Thoren will also join the Board of Directors upon assuming the new role.

Mr. Thoren currently serves as Graham’s President and Chief Operating Officer. He will succeed James R. Lines, who plans to retire from the Company and step down from the Board of Directors.

James J. Malvaso, Graham’s Board Chairman, commented, “We first met Dan in 2019 when we were evaluating the acquisition of Barber-Nichols (“BN”), which we completed on June 1, 2021. Dan has proven his strong leadership skills through the rapid growth of BN and, since joining Graham, has demonstrated a robust vision for the future of the Company. Dan had built a strong leadership bench at BNI enabling this succession plan to be another key benefit of our transformative acquisition. We are excited to have him take charge of the next phase of Graham’s future.

“On behalf of the entire board, I thank Jim for more than 37 years of service to Graham and the notable contributions he made as leading the organization over 15 years. Under his leadership, Graham has improved its cash generation, expanded into more geographic and end markets, with the Navy being particularly noteworthy, and created more flexible and efficient production processes while building a strong culture of quality. We appreciate his support through the transition and wish him the very best in his retirement.”

Mr. Lines commented, “It has been an honor and privilege to serve as the president and chief executive officer of Graham. I value the relationships developed through the years with our employees, customers, and shareholders, and, I appreciate the support the board of directors has provided all these years. I am excited about Graham’s future under Dan’s leadership and look forward to watching the Company transform into a leading defense industry supplier while further advancing our energy business. We have enhanced our strong leadership team with the BNI acquisition, and I expect that, supported by our tremendously talented team of employees, they will propel Graham to new heights.”

Mr. Thoren commented, “I believe these are incredible times for Graham as we work to transform the business and pivot toward growth. I am excited to lead the team as we expand our defense business, develop new products and capture a larger share of the defense and energy markets we serve. I am looking forward to working with our combined team and the Board to drive value for customers and shareholders.”

Dan Thoren became Graham’s President and Chief Operating Officer in June 2021. Prior to that, Mr. Thoren served as Barber Nichols’ President and CEO since 1997 and more than quadrupled the size

Graham Corporation Appoints Daniel J. Thoren as President and Chief Executive Officer

August 10, 2021

of the business in that time. From 1991 to 1997, he held Senior Engineer and Engineering management posts at the company. Mr. Thoren earned a B.S. degree in Mechanical Engineering from the University of Wyoming and a M.S. degree in Organizational Management from the University of Colorado, Denver.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense, aerospace, medical, technology, automotive and chemical/petrochemical industries. The Graham and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenics, and turbomachinery technologies, as well as the Company’s responsive and flexible service and unsurpassed quality.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “indicates”, “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its defense and energy markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Jeffrey F. Glajch	Deborah K. Pawlowski
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com

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